Filed by Envirometrics, Inc.
                                           pursuant to "Rule 14a-12" under the
                                            Securities Act of 1933, as amended
                                          Subject Company: Envirometrics, Inc.
                                                  Commission File No.: 0-23892

NEWS RELEASE                                                  August 1,  2000

    FOR IMMEDIATE RELEASE: THE CATAPULT GROUP, INC. (formerly Envirometrics, Inc.) ANNOUNCES ITS NAME HAS BEEN CHANGED TO RAINWIRE PARTNERS, INC.


The Catapult Group, Inc. (formerly Envirometrics, Inc., EVMI-OTC:BB), a Delaware Corporation, (the 'Company") has changed its name to Rainwire Partners, Inc. The new symbol for the Company is RNWR and is traded OTCBB. On July 26th, the Company completed its transaction and received a majority of shareholder consent to change the name of the combined entities (Envirometrics, Inc. and The Catapult Group, Inc.) to Rainwire Partners, Inc.

Bryan M. Johns, President and CEO of Rainwire Partners, Inc. stated, "Rainwire represents the culmination of years of strategic planning and the sharpening of our unique business model. We are excited to introduce this new organization to the valued customers and partners of our Atlanta operations, and to debut this brand in South Carolina, and other Southeastern states, as we expand throughout the next year."

Information  about  Rainwire  Partners,  Inc.
Rainwire is a consulting firm specializing in the design, management, and auditing of Internet-powered business initiatives. Rainwire has expanded its expertise beyond pure web development, providing strategy, design, process management, and quality assurance services that act as an insurance policy for organizations undertaking broad and extensive technology initiatives. For more information, please visit Error! Bookmark not defined..

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this release are "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, certain risks associated with the closing of the transaction described above, government regulation, and general economic and business conditions. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Rainwire Partners, Inc. or any other person that the projected outcomes can or will be achieved.

Additional Information and Where to Find It
Rainwire Partners, Inc. files annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Rainwire Partners, Inc. at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549 or at any of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Rainwire Partners', filings with the SEC are also available to the public from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

Contact: Walter H. "Skip" Elliott, III
Vice President
Rainwire Partners, Inc.
843-553-9456